                                                                       Exhibit 5

              [LETTERHEAD OF HUGHES & LUCE, L.L.P. APPEARS HERE]





Mississippi Chemical Corporation
Highway 49 East
Yazoo City, Mississippi 39194

Ladies and Gentlemen:

     We have acted as special counsel to Mississippi Chemical Corporation, a Mississippi Corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (No. 333-38619) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to the contemplated issuance by the Company from time to time of up to $300,000,000 aggregate initial offering price of debt securities ("Securities"). The Securities are to be issued pursuant to an Indenture to be entered into by the Company and Harris Trust and Savings Bank, as Trustee (the "Indenture").


     In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

     Based on the foregoing, we are of the opinion that the Securities have been duly authorized and, when the Registration Statement has become effective, the specific terms of a particular Security have been established in accordance with the Indenture and such Security has been duly executed, authenticated, issued and delivered in accordance with the Indenture against payment therefor, such Security will be legally issued and will constitute the valid and legally binding obligation of the Company in accordance with its terms.

     In connection with our opinion above, we have assumed that the Indenture will be duly executed and delivered in substantially the form filed as an exhibit to the above Registration Statement and that at or prior to the time of delivery of each Security, the authorization of the Securities will be applicable to each Security, will not be modified or rescinded and there will not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date

[LOGO OF HUGHES & LUCE, L.L.P. APPEARS HERE]

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November  , 1997
Page 2

hereof nor the issuance and delivery of such Security, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Securities under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                               Very truly yours,


                                               HUGHES & LUCE L.L.P.